Exhibit 99.01

NRG Energy, Inc. Updates South Central Generating LLC Bond Payment Situation

MINNEAPOLIS (October 1, 2002) — As previously announced, NRG South Central LLC (a wholly owned subsidiary of NRG Energy) on September 16, 2002, did not make approximately $47 million in combined principal and interest payments on 8.962 percent series A-1 senior secured bonds due 2016 and 9.479 percent series B-1 senior secured bonds due 2024. The South Central bondholders hired advisors and formed a committee to represent them in negotiations with NRG.

NRG is continuing to negotiate with this committee of bondholders, as well as with all of its other lenders, in the context of a comprehensive restructuring plan. The fifteen-day grace period to make payment ended October 1, 2002 and NRG South Central Generating LLC did not make the required payments. As a result, NRG South Central is in default on these bonds.

NRG intends to submit to its lenders and bondholders a comprehensive restructuring plan by late October. As a part of this process, NRG continues to work with certain of NRG’s bank lenders to obtain an extension of the deadline by which it must post approximately $1.0 billion of cash collateral in connection with certain bank loan agreements. The prior extension expired September 13, 2002 and NRG has been working with its bank lenders since then to obtain an extension. Unless and until an extension can be agreed upon, the banks have the right to demand posting of the cash collateral.

“NRG remains hopeful that it will be able to reach an arrangement for the benefit of all stakeholders,” said Richard C. Kelly, NRG president and chief operating officer.

NRG Energy, a wholly owned and unregulated subsidiary of Xcel Energy, develops and operates power generating facilities. NRG’s operations include competitive energy production and cogeneration facilities, thermal energy production and energy resource recovery facilities.

Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in 12 Western and Midwestern states. The company provides a comprehensive portfolio of energy-related products and services to 3.2 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the U.S. Company headquarters are located in Minneapolis.

This release may include forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; the satisfaction of all conditions to the exchange offer that cannot be waived and the satisfaction or waiver of conditions to the exchange offer that may be waived; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2001.

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Contact:	Xcel Energy Investor Relations R.J. Kolkmann, 612.215.4559 P.A. Johnson, 612.215.4535 Media Relations — U.S. Lesa Bader 612.373.6992